Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Inotek Pharmaceuticals Corporation of our report dated March 31, 2015, relating to our audit of the financial statements, which appears in the Annual Report on Form 10-K of Inotek Pharmaceuticals Corporation for the year ended December 31, 2014.

/s/ McGladrey LLP

Boston, Massachusetts

May 28, 2015